Exhibit 10.4

RESTATED AGREEMENT AND GENERAL RELEASE

     Celanese Corporation, its Subsidiaries and its Affiliates, (“Employer”) 1601 West LBJ Freeway, Dallas, Texas 75234, and Miguel A. Desdin, his heirs, executors, administrators, successors, and assigns (“Former Employee ”), agree that:
1.	Last Day of Employment (Separation Date). The last day of employment with Celanese is April 10, 2009.

2.	Consideration. In consideration for signing this Agreement and General Release (hereinafter the “Agreement”) and compliance with the promises made herein, Employer and Former Employee agree:
	a.	Retention on Payroll. The Employer will retain Employee on the payroll until the separation date.

b.
Separation Pay. The Company will provide a separation payment in an amount equal to $395,778, representing the Employee’s current annual base salary plus target bonus in effect at the time of separation. Such amount shall be paid in a lump sum, within 30 calendar days after Former Employee signs and returns this Agreement and a signed copy of the letter attached as Exhibit A.

c.
Bonus. Former Employee will be eligible to receive a bonus payout for 2008 based on Company performance without modification for Employee’s individual performance (a 1.0 modifier) under the same terms and conditions as other employees who receive a 2008 bonus payout. The 2008 bonus will be payable on or before March 15, 2009.Employee will be eligible for a prorated bonus payout for 2009, minus lawful deductions. The prorated payout will be based on his/her separation date (4-10-09). It will be paid at Target and based on an individual performance modifier of 1.0.; in the amount of $34,125 minus lawful deductions. The 2009 prorated bonus will be payable within 30 calendar days after Former Employee signs and returns this Agreement and a signed copy of the letter attached as Exhibit A.

	d.	Long Term Incentive Awards. Former Employee will continue to receive certain benefits provided under the various Long Term Incentive (LTI) Award Agreements, summarized as follows:

(i) 2006 Stock Option Award. With respect to the stock options awarded to the Former Employee pursuant to the Nonqualified Stock Option Award Agreement made effective May 16, 2006, the Employee will continue to vest in 10,000 stock options on January 1, 2010. Once vested, these stock options, along with any stock options previously vested pursuant to this award, shall be exercisable by the Employee through April 10, 2010. The remaining 10,000 unvested stock options scheduled to vest on January 1, 2011, will be canceled on the separation date with no additional consideration.
(ii) 2007 Performance-Based Restricted Stock Unit Award. With respect to the Performance-Based Restricted Stock Unit (RSU) Agreement between the Company and the Former Employee made effective April 2, 2007, the Employee will continue to vest in a prorated portion of the target award on the scheduled vesting dates and in the amounts outlined on the following schedule, where the actual number of RSUs that vest will be determined based on the Company’s achievement of the performance goals pursuant to the terms of the award agreement and as generally applied to all recipients of such Performance-Based RSU awards:

Calculation and Vesting of the 2007 Performance-Based RSU Award:

	Original		Prorated Target
Performance Period	Target Award	Proration Formula	Award*	Vesting Date

April 1, 2007 to September 30, 2009	3,125 RSUs	(25/30) months	2,604 RSUs	October 1, 2009

April 1, 2007 to September 30, 2010	3,125 RSUs	(25/42) months	1,860 RSUs	October 1, 2010

April 1, 2007 to September 30, 2011	3,125 RSUs	(25/54) months	1,447 RSUs	October 1, 2011

Totals	9,375 RSUs		5,911 RSUs

*	The actual number of RSUs that vest will range between 0% and 150% of the Prorated Target Award based on the Company’s achievement of the performance goals
The remaining unvested portion of the 2007 Performance-Based RSU award issued pursuant to the award agreements will be canceled on the separation date with no additional consideration.
(iii) 2008 Stock Option Award. With respect to the stock options awarded to the Former Employee pursuant to the Nonqualified Stock Option Award Agreement made effective February 7, 2008, the Employee will continue to vest in 2,500 stock options on February 8, 2010. Once vested, these stock options, along with the 2,500 stock options that previously vested on February 9, 2009, shall be exercisable by the Employee through April 10, 2010. The remaining 5,000 unvested stock options will be canceled on the separation date with no additional consideration.
(iv) 2008 Performance-Vesting RSU Award. With respect to the 2008 Performance-Vesting RSU Award Agreement made effective December 11, 2008, the Former Employee will continue to vest in a prorated portion of the target award on the scheduled vesting date in an amount outlined on the following schedule, where the actual number of RSUs that vest will be determined based on the Company’s achievement of the performance goals pursuant to the terms of the award agreement and as generally applied to all recipients of such Performance RSU awards:

Calculation and Vesting of the 2008 Performance-Vesting RSU Award:

	Original		Prorated Target
Service Period	Target Award	Proration Formula	Award*	Vesting Date

December 11, 2008 to October 14, 2011	3,400 RSUs	(4/34) months	400 RSUs	October 14, 2011

*	The actual number of RSUs that vest will range between 0% and 225% of the Prorated Target Award based on the Company’s achievement of the performance goals

The remaining unvested portion of the 2008 Performance-Vesting RSU award issued pursuant to the award agreement will be canceled on the separation date with no additional consideration.
(v) 2008 Long-Term Incentive Cash Award. With respect to the 2008 LTI Cash Award Agreement made effective December 11, 2008, the Employee will receive a prorated portion of Cash Award in the amount of $17,530 (representing 4/34ths of the $149,000 Cash Award). The prorated amount will be payable to the Former Employee, minus lawful deductions, on the next available pay period after the separation date and after Former Employee signs and returns this Agreement and a signed copy of the letter attached as Exhibit A. The remaining unvested portion of the 2008 LTI Cash Award will be canceled on the separation date with no additional consideration.
e.
Relocation and Continuing Education Costs. Employer waives any obligation for the Former Employee to reimburse the Company for Relocation or Continuing Education costs paid directly or reimbursed by the Company.

f.
Pension and Savings Plan Vesting. Former Employee will be vested in the Company’s pension plan according to the provisions of the plan in effect at the time of separation. Employee will be 100% vested in the 401(k) savings plan.

g.
Unused Vacation. The Employer will pay to Former Employee wages for prorated unused vacation for 2009, and any vacation carried over from 2008 (as approved by Employee’s supervisor), under the standard procedure for calculating and paying any unused vacation to separated employees. The gross amount due ( $5,235), minus lawful deductions, will be payable within thirty (30) days of Former Employee signing and returning this Agreement and a signed copy of the letter attached as Exhibit A.

h.
Company Benefit Plans. Medical & dental coverage will continue until the last day of the month in which Employee separates from service, according to Former Employee’s medical & dental plan elections in place at the time of separation. All other normal company programs (i.e., vision, company provided life insurance, long term disability, 401(k) contributions, etc.) will continue through the date of separation.

i.
COBRA Premium Reimbursement and Continued Plan Coverage. If Former Employee elects to continue coverage (and the coverage of eligible family members) under the Employer’s medical and dental plans for active employees pursuant to the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), Employer shall reimburse the Employee for each monthly COBRA premium paid by the Employee for a period of twelve (12) months following the date of Employee’s separation, or through April 30, 2010, whichever is later.

Following the expiration of the Former Employee’s COBRA coverage, the Employee may continue his coverage (and the coverage of those eligible family members who have exhausted their COBRA coverage) under the Employer’s medical plan for active employees until the Employee attains age 65 provided that the Employee pays each required monthly premium no later than the thirtieth (30) day of the calendar month for which such monthly premium is due. The required monthly premium for this continued medical plan coverage shall be the greater of (i) the monthly COBRA premium under the Employer’s medical plan for active employees, or (ii) the monthly retiree premium under the Employer’s medical plan for retirees, as applicable to the type of coverage elected by the Employee for each month of the Employee’s continued medical plan coverage. This right to continue medical plan coverage beyond the COBRA coverage period shall terminate as of the first day of the calendar month for which the Employee fails to timely pay the required monthly premium in full.

	j.	Unemployment. Employer will not contest any unemployment claims made by the Former Employee.

	k.	Outplacement Service. Employer will provide Outplacement services for a period of up to twelve (12) months following separation.

l.
Return of Company Property. Former Employee will surrender to Employer, on his last day of employment, all company materials, including, but not limited to his company car, laptop computer, phone, credit card, calling cards, etc. Employee will be responsible for resolving any outstanding balances on the company credit card.

	m.	Baylor Landry Executive Physical. Former Employee is eligible for a company paid executive-level physical in 2009. To be eligible for a company paid physical, it must occur before 12/31/09.

	n.	Withholding. The payments and other benefits provided under this Agreement shall be reduced by applicable withholding taxes and other lawful deductions.
3.
Receipt of Employee Lists. Employee acknowledges, attached at Exhibit B, he has received a list of the employees selected for separation; including their job titles and ages. In addition, employee acknowledges he has received a list of employees not selected for separation; including their job titles and ages.

4.
No Consideration Absent Execution of this Agreement. Former Employee understands and agrees that he would not receive the monies and/or benefits specified in Paragraph “2” above, except for the execution of this Agreement and General Release and the fulfillment of the promises contained herein.

5.
General Release of Claims. Former Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, in all countries, including but not limited to the U.S., UK and Germany, the Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Employer as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•
Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance; or any law, regulation or ordinance of a foreign country, including but not limited to the Federal Republic of Germany and the United Kingdom.

•	Any public policy, contract, tort, or common law.

•	The employment, labor and benefits laws and regulations in all countries in addition to the U.S. including but not limited to the UK and Germany.

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

6.
Affirmations. Former Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), subject to the restriction that if any such charge is filed, Employee agrees not to violate the confidentiality provisions of this Agreement and Employee further agrees and covenants that should he or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the EEOC, civil action, suit or legal proceeding against the Employer involving any matter occurring at any time in the past, Employee will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

Former Employee further affirms that he has reported all hours worked as of the date of this release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement and General Release. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

7.
Confidentiality. Except as may be required by law, Former Employee and Employer agree not to disclose any information regarding the existence or substance of this Agreement and General Release, except to his spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his consideration of this Agreement and General Release.

Former Employee agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Employer or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Employer at any time unless and until such knowledge or information is in the public domain through no wrongful act by Employee. Employee further agrees not to divulge to anyone (other than the Employer or any persons employed or designated by the Employer), publish or make use of any such Confidential Information without the prior written consent of the Employer, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

8.
Non-competition/Non-solicitation. Former Employee acknowledges and recognizes the highly competitive nature of the business of the Employer. Without the express written permission of Celanese, for a period of fifty two (52) weeks, following the Separation Date (the “Restricted Period”), Employee acknowledges and agrees that he will not: (i) directly or indirectly solicit sales of like products similar to those produced or sold by Celanese; (ii) directly engage or become employed in a function with like responsibilities as at Celanese with any business that competes with the business of Celanese, including but not limited to: direct sales, supply chain, marketing, or manufacturing for a producer of products similar to those produced or licensed by Celanese; or (iii) for a period of two years from the separation date, directly or indirectly solicit or hire employees of Celanese for employment. Provided however, that nothing in this provision shall restrict Employee from owning solely as an investment, publicly traded securities of any company which is engaged in the business of Celanese, if Employee (i) is not a controlling person of, or a member of a group which controls; and (ii) does not, directly or indirectly, own 5% or more of any class of securities of any such company.

9.
Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state of Texas without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

10.
No Admission of Wrongdoing. The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

11.
Non-Disparagement. Former Employee agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the Employer, its reputation, its business, and/or its directors, officers, managers. Likewise the Employer’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Employee, his reputation and/or business.

12.	Neutral Reference. If contacted by another organization, the Employer will only provide dates of employment and that the Former Employee voluntarily resigned from the Company.

13.
Future Cooperation after Separation Date. After separation, Former Employee agrees to make reasonable efforts to assist Company including but not limited to: assisting with transition duties, assisting with issues that arise after separation of employment and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Employee for reasonable time and expenses in connection with any future cooperation after the separation date. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse the Former Employee within 30 days of remittance by him to the Company of such time and expenses incurred, but in no event later than the end of the Employee’s tax year following the tax year in which he incurs such time and expenses and such reimbursement obligation shall remain in effect for five years and the amount of expenses eligible for reimbursement hereunder during his tax year will not affect the expenses eligible for reimbursement in any other tax year.

14.
Injunctive Relief. Former Employee agrees and acknowledges that the Employer will be irreparably harmed by any breach, or threatened breach by him of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he agrees that in the event of a breach, or threatened breach by him of this Agreement the Employer shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

15.
Review Period. Former Employee is hereby advised that he has up to (45) calendar days to review this Agreement and General Release and to consult with an attorney prior to execution of this Agreement and General Release. He agrees that any modifications, material or otherwise, made to this Agreement and General Release do not restart or affect in any manner the original (45) calendar day consideration period.

16.
Revocation Period. In the event that Former Employee elects to sign and return to the Employer a copy of their Agreement, he has a period of seven (7) days (the “Revocation Period”) following the date of such return to revoke this Agreement, which revocation must be in writing and delivered to the Employer within the Revocation Period. This Agreement will not be effective or enforceable until the expiration of the Revocation Period.

17.
Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

18.
Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Former Employee. Former Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with the decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

19.
HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, FORMER EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

 IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Former Employee:	Date: June 3, 2009

By:	/s/ Miguel A. Desdin
Miguel A. Desdin

Celanese Corporation:
By:	/s/ Joseph Fox

Date: June 3, 2009

EXHIBIT A

Strictly Confidential

Ms. Jill Russell
Celanese
1601 West LBJ Freeway
Dallas, Texas 75234

Re:           Agreement and General Release

Dear Jill:

On 6/3/09 I executed an Agreement and General Release between Celanese and me.  I advised by Celanese, in writing, to consult with an attorney or my choosing, prior to executing this Agreement and General Release.

I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release.  Therefore, in accordance with the terms of our Agreement and General Release, hereby request payment of the monies described in Paragraph 2 of that Agreement.

Very truly yours,

/s/ Miguel A. Desdin
Miguel A. Desdin

EXHIBIT B

1.	Employees in Decisional Unit Selected:

Job Title                                                      Age

•	VP & Corporate Controller 43

2.	Employees in Decisional Unit Not Selected:

Job Title                                                      Age

•	VP & Treasurer 42

•	VP Global Tax 39